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                                                     ---------------------------
                                                             OMB APPROVAL
                                                     ---------------------------
                         UNITED STATES               OMB Number:       3235-0145
              SECURITIES AND EXCHANGE COMMISSION     Expires:  December 31, 1997
                    Washington, D.C. 20549           Estimated average burden
                                                     hours per response..  14.90
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                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                         (Amendment No. 1        ) *
                                         --------

                        Catskill Financial Corporation
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                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  149348104
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                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-------------------------
CUSIP No.  149348104
         ----------------

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSONS

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KEEFE MANAGERS, INC.
          13-361-0107
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                    (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          DELAWARE
--------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                              5
                                    242,600*

         NUMBER OF            --------------------------------------------------
           SHARES                   SHARED VOTING POWER
        BENEFICIALLY          6
          OWNED BY                  -0-
            EACH
         REPORTING            --------------------------------------------------
           PERSON                  SOLE DISPOSITIVE POWER
            WITH             7
                                    242,600*
                              --------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                              8
                                    -0-
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9         242,600*

--------------------------------------------------------------------------------

          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (See Instructions)

          / /

--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          5.1%*
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON (See Instructions)
12

          IA, CO
--------------------------------------------------------------------------------



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Cusip No. 149348104

Item 1.        (a)    Name of Issuer:  Catskill Financial Corporation

               (b) Address of Issuer's Principal Executive Offices or, if none, Residence:

                      341 Main Street
                      Catskill, New York 12414

Item 2.        (a)    Name of Person Filing:

                      KEEFE MANAGERS, INC.

               (b)   Address of Principal Business Office or, if none,
                     Residence:

                     375 Park Avenue (31st Floor)
                     New York, New York 10152

               (c)    Citizenship:  Delaware Corporation

               (d)    Title of Class of Securities:  Common Stock

               (e)    CUSIP Number:  149348104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an

               (a)    [   ]    Broker or Dealer  registered under Section 15 of
                               the Act
               (b)    [   ]    Bank as defined in Section 3(a)(6) of the Act
               (c)    [   ]    Insurance Company as defined in Section 3(a)
                               (19) of the Act
               (d)    [   ]    Investment Company registered under section 8 of
                               the Investment Company Act
               (e)    [ X ]    Investment Adviser registered under section 203
                               of the Investment Advisers Act of 1940
               (f)    [   ]    Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see 13d-1(b)(1)(ii)(F)

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               (g)    [   ]    Parent Holding Company,  in accordance with
                               13d-1(b)(ii)(G) (Note: See Item 7)
               (h)    [   ]    Group, in accordance with paragraph 13d-1(b)
                               (1)(ii)(H)



Item 4.        Ownership:

               (a)    Amount Beneficially Owned:   242,600 *

               (b)    Percent of Class:         5.1% *

               (c)    Number of Shares as to which such person has:

               (i)    sole power to vote or direct the vote - 242,600 *

               (ii)   shared power to vote or direct the vote - 0

               (iii)  sole power to dispose or direct the
                      disposition of - 242,600 *

               (iv)   shared power to dispose or direct the
                      disposition of - 0

                     * Amounts do not include the 18,000 shares (0.38% of the
                       outstanding) as to which Rainbow Managers, LLC ("RM"), a Registered Investment Advisor and an affiliate of Keefe Managers, Inc. ("KMI"), has sole power to vote or direct the vote or to dispose or direct the disposition. KMI does not beneficially own such shares. Such shares were purchased by RM on behalf of its discretionary client in the ordinary course of business and not for the purpose of or with the effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect.

Item 5.        Ownership of Five Percent or Less of a Class:

               Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               KMI has purchased all of the shares reported in this statement on behalf of its discretionary clients. Such clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities, subject to KMI's general authority to invest and reinvest the assets in each account under its management.

Item 7.        Identification and Classification of the Subsidiary

               which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable


Item 8.        Identification and Classification of Members of the
               Group

               Not applicable

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KEEFE MANAGERS, INC.

BY: /s/ Harry V. Keefe, Jr.
    -----------------------
        Harry V. Keefe, Jr.
        Chairman

Date:  February 9, 1998